Amended and Restated Rehypothecation Side Letter

This Amended and Restated Rehypothecation Side Letter (this “Side Letter”) is entered into as of July 22, 2016 between DNP SELECT INCOME FUND INC. (“Customer”), and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“Counterparty”), on behalf of itself and agent for the BNPP Entities, and amends and restates the Rehypothecation Side Letter, dated as of March 9, 2009 (the “Original Side Letter”), between Customer and BNP Paribas Prime Brokerage, Inc. (“Original Counterparty”).

WHEREAS, Customer and Original Counterparty entered into a US PB Agreement on March 6, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “US PB Agreement”) setting forth the terms and conditions on which Counterparty would open and maintain accounts for cash loans and other products or services and otherwise transact business with Customer;

WHEREAS, Customer and Original Counterparty entered into the Original Side Letter on March 9, 2009 to supplement the US PB Agreement;

WHEREAS, on June 16, 2016, pursuant to section 16(c) of the US PB Agreement, Original Counterparty assigned the US PB Agreement to Counterparty;

WHEREAS, Customer, Counterparty, BNP Paribas Prime Brokerage International, Limited, in its capacity as note security agent, and The Bank of New York Mellon (the “Custodian”) entered into an Amended and Restated Special Custody and Pledge Agreement on June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “SCA Pledge Agreement”; together with the US PB Agreement, the “SCA Account Documents”) appointing Custodian as custodian for certain assets pledged pursuant to the US PB Agreement and certain other agreements (the assets in the Special Custody Account are referred to herein, “SCA Collateral”); and

WHEREAS, Customer and Counterparty desire to amend and restate the Original Side Letter in its entirety, in order to harmonize it with the SCA Account Documents.

NOW THEREFORE, in connection with and in consideration of the SCA Account Documents and the promises and mutual covenants herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (in the case of Counterparty on behalf of itself and as agent for the BNPP Entities) hereby agree as follows:

1.	Definitions. The definitions contained in the SCA Account Documents are incorporated into this Side Letter. Any capitalized terms which are not defined herein shall have the meanings set forth in the SCA Account Documents. In the event of any inconsistency between those definitions and definitions contained in this Side Letter, the definitions contained in this Side Letter will govern.

2.	Representations. The representations contained in the SCA Account Documents are hereby repeated by each of the parties on any day when any such loan is outstanding. In addition, each party represents that it is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform its obligations hereunder. Further, each party has duly executed and delivered this Side Letter to the other, and this Side Letter constitutes a valid, binding and enforceable agreement of each party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity.

3.	Rehypothecation.

a.	Customer expressly grants the BNPP Entities that are not domiciled in the United Kingdom, the right, to the fullest extent that it may effectively do so under Applicable Law, to transfer the SCA Collateral to their accounts (the “Hypothecated Securities”) along with all of the incidents of ownership of such SCA Collateral, including the right to transfer such SCA Collateral to others. For the purposes of the return of the Hypothecated Securities to Customer, the BNPP Entities’ return obligations shall be satisfied by delivering such Hypothecated Securities or securities or other financial assets of the same issuer, class and quantity, and having the same CUSIP number, as the SCA Collateral initially transferred (such securities or financial assets, “Equivalent Securities”) to the Customer. For the avoidance of doubt Customer hereby grants the BNPP Entities’ its consent to hypothecate its securities for the purposes of Rule 15c2-l(a)(l) of the Securities Exchange Act of 1934 (the “Exchange Act”), subject to the limits of this Side Letter. Counterparty acknowledges that Customer may treat the delivery of the Hypothecated Securities to the BNPP Entities as a securities loan with the cash delivered by Counterparty to Customer under the US PB Agreement as the collateral for such loan.

b.	All SCA Collateral shall be held by the Custodian pursuant to the SCA Pledge Agreement, and may be transferred to Counterparty from time to time as Hypothecated Securities only against a written (which may, for the avoidance of doubt, include electronic mail) request from Counterparty to Custodian for release of SCA Collateral (“Hypothecation Request”) that meets the following requirements:

(1)    The Hypothecation Request is issued by a duly authorized representative of Counterparty in accordance with the requirements for instructions set forth in the SCA Pledge Agreement.

(2)    Subject to Section 4(c)(B), the fair market value of the securities which are subject to the Hypothecation Request, together with the fair market value of any outstanding Hypothecated Securities, may not exceed the outstanding principal amount of the loan against which the SCA Collateral was pledged (“Hypothecation Limit”), provided that the fair market value of the securities which are subject to the Hypothecation Request, together with the fair market value of any outstanding Hypothecated Securities, shall not exceed the lesser of (i) the Hypothecation Limit or (ii) thirty-three and one-third percent (33 1⁄3%) of the fair market value of the total assets of the Customer based on the most recent financial information provided by the Customer.

(3)    The securities which are subject to the Hypothecation Request shall not represent the entire position of such security held by Customer.

(4)    The securities which are subject to the Hypothecation Request are not Ineligible Securities (as defined below) and have not been recalled by the Customer or if the securities which are subject to the Hypothecation Request were recalled by the Customer other than for the purpose of selling the securities, the record date that was the reason for the recall or event has passed.

4.	Eligibility: Recall Rights

a.	Customer shall have the right, in its sole discretion and without condition, to designate any SCA Collateral as ineligible for rehypothecation for any valid business reason including an imminent sale, dividend declaration or other corporate action (“Ineligible Securities”), provided that the amount of Ineligible Securities designated by Customer cannot cause the Hypothecation Limit to be below the Outstanding Debit Financing (as defined in the Committed Facility Agreement between the parties). Subject to the preceding sentence, Customer shall have the right, upon demand and without condition or penalty of any kind, to recall any or all Hypothecated Securities for any reason (including but not limited to the need to recall the securities in order to vote proxies solicited on such securities) upon notice to Counterparty. Upon recall, Counterparty shall return such Hypothecated Security or Equivalent Security to the Special Custody Account of Customer’s custodian within the normal settlement period for such security (which shall be the lesser of five days or the standard market settlement time in the principal market in which the Hypothecated Securities are traded). Counterparty unconditionally agrees that it will promptly return Hypothecated Securities upon Customer’s declaration of an Event of Default (as defined below).

b.	Customer shall provide, or cause the Custodian to provide, a daily report to Counterparty of portfolio transactions relating to securities in the Special Custody Account. With respect to any Hypothecated Security that is the subject of a sell order, on the date such report is delivered to Counterparty, Counterparty shall, without any further action by Customer, return such security or an Equivalent Security to the Special Custody Account of Customer’s custodian within the normal settlement period for such security (which shall be the lesser of five days or the standard market settlement time in the principal market in which the Hypothecated Securities are traded).

c.

If as of the close of business on any Business Day the value of all outstanding Hypothecated Securities exceeds the Hypothecation Limit (such excess amount, the “Rehypothecation Excess”), Counterparty shall promptly, at its option, either

(A) reduce the amount of outstanding Hypothecated Securities so that the total value of such securities does not exceed the Hypothecation Limit or (B) deliver to, and maintain within, the Special Custody Account at Customer’s custodian an amount of cash at least equal to any Rehypothecation Excess (for the avoidance of doubt, if there is no Rehypothecation Excess, Counterparty can recall any cash delivered hereunder).

5.	Corporate Actions

a.	Income Payments. Customer shall be entitled to receive with respect to any Hypothecated Security, an amount equal to any principal thereof and all interest, dividends or other distributions paid or distributed on or in respect of the Hypothecated Securities (“Income”) that is not otherwise received by Customer. Counterparty shall, on the date such Income is paid or distributed, either transfer to or credit to the Special Custody Account at Customer’s custodian such Income with respect to any Hypothecated Securities.

b.	Income in the Form of Securities . Where Income, in the form of securities, is paid in relation to any Hypothecated Securities, Counterparty shall promptly deliver such securities to the Special Custody Account of Customer’s custodian.

c.	Other Corporate Actions. Where, in respect of any Hypothecated Securities, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the record holder of such Hypothecated Securities at the time of the relevant election, become exercisable prior to the redelivery of Equivalent Securities, then Customer may, within a reasonable time before the latest time for the exercise of the right or option give written notice to Counterparty that on redelivery of Equivalent Securities, it wishes to receive Equivalent Securities in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice, and Counterparty shall, to the extent commercially reasonable under the circumstances, return such Hypothecated Security or an Equivalent Security to the Special Custody Account of Customer’s custodian within the normal settlement period for such security (which shall be the lesser of five days or the standard market settlement time in the principal market in which the Hypothecated Securities are traded).

6.	Segregation of Hypothecated Securities. Unless otherwise agreed by the parties, any transfer of Hypothecated Securities to the Customer or any transfer of cash pursuant to paragraph 4 or 5 shall be effected by delivery or other transfer to or for credit to the Special Custody Account with Customer’s custodian. Counterparty expressly acknowledges that all cash and securities that it is obligated to transfer hereunder shall be transferred to the Special Custody Account at Customer’s custodian and shall not be held by Counterparty.

7.	Mark-to-Market; Return Failure. In the event of the failure of Counterparty to return Hypothecated Securities or Equivalent Securities in the time period set forth herein, in the event Customer has entered into a trade with respect to such Hypothecated Securities or Equivalent Securities, Counterparty shall remain liable to Customer’s custodian for the ultimate delivery of such Hypothecated Securities or Equivalent Securities by the Customer’s custodian to the executing broker and for any buy-in costs that the executing broker may impose with respect to the failure to deliver. Hypothecated Securities shall be marked-to-market daily and valued in accordance with the SCA Account Documents and notwithstanding the prior sentence, Customer shall have a right of offset against any amounts owed to Counterparty under the SCA Account Documents in an amount equal to one hundred percent (100%) of the then-current fair market value of Hypothecated Securities as reasonably agreed to between the parties (“Margin Credit Amount”). Upon the failure of Counterparty to return Hypothecated Securities or Equivalent Securities pursuant to this Side Letter or Applicable Law, Customer shall be entitled, upon notice to Counterparty, to reduce the then-outstanding amount of the loan against which the SCA Collateral was pledged by the Margin Credit Amount without any fee or penalty; provided, however that, other than as necessary to give effect to any off-set or reduction in the then-outstanding amount of the loan in accordance with the terms of this Section 7, the terms of the Committed Facility Agreement shall not change.

8.	Failure to Process Instructions. If (i) Customer provides Counterparty with instructions in respect of corporate or other actions on the Hypothecated Securities (excluding any exercise of voting rights) which do not require Customer to be a record holder at the time of exercise, (ii) Customer provides at least five Business Days notice prior to the relevant exercise deadline, and (iii) Counterparty fails to process Customer’s instructions in a commercially reasonable manner, Counterparty shall provide Customer the cash equivalent of payments or distributions actually made but which Customer did not receive due to Counterparty’s failure.

9.	Fees. Counterparty agrees to pay Customer a rehypothecation fee (the “Rehypothecation Fee”), computed daily at a rate as set forth in Schedule A, as modified from time to time by mutual agreement of the parties. Except as Counterparty and Customer may otherwise agree, the Rehypothecation Fee shall accrue from and including the date on which the BNPP Entities rehypothecate SCA Collateral to, but excluding, the date on which the Hypothecated Securities or Equivalent Securities are returned to Customer’s Special Custody Account. Unless otherwise agreed, any Rehypothecation Fee payable hereunder shall be payable upon the earlier of (i) the day that is two (2) Business Days prior to the calendar month end in the month in which such fee was incurred (the “Scheduled Payment Date”) or (ii) the termination of the US PB Agreement (the “Termination Payment Date”) (or, if such Scheduled Payment Date or Termination Payment Date, as the case may be, is not a Business Day, the next Business Day).

For the avoidance of doubt, each payment of the Rehypothecation Fee on a Scheduled Payment Date shall be payment for the monthly period from three (3) Business Days prior to a calendar month end to three (3) Business Days prior to the next succeeding calendar month end.

10.	Miscellaneous.

a.	This Side Letter shall be deemed to supplement and, to the extent inconsistent with the US PB Agreement, amend and supersede the US PB Agreement.

b.	This Side Letter supersedes and replaces the Original Side Letter in its entirety.

c.	This Side Letter shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of New York without reference to principles of conflict of laws.

d.	This Side Letter is binding upon and inures to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

e.	No waiver of any provision of this Side Letter shall be deemed to be a waiver of any other provision, or a continuing waiver of the provision or provisions so waived.

f.	All waivers and modifications hereto must be in writing signed by the party against whom it is to be enforced.

g.	This Side Letter may be executed in one or more counterparts, each of which shall, however, constitute the same document.

h.	Event of Default: Upon the occurrence of the following events (each an “Event of Default”), Customer shall have the right to demand immediate return of all Hypothecated Securities and Counterparty shall immediately deliver all Hypothecated Securities or Equivalent Securities to Customer (and to the extent such securities are not returned within the timeframes set forth in this Side Letter, the Customer shall have all of the rights and remedies described in Section 7 hereof); and Customer shall have the right to exercise any and all other remedies to it under Applicable Law:

Counterparty is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

i.	Notification: Counterparty will, to the extent permissible by Applicable Law and as soon as practicable under the circumstances, give Customer notice:

(i) if at any time there is entered against Counterparty any order, decree, determination or instruction issued on the authority of any rule, regulation or proceeding of any governmental commission, bureau or other administrative agency or self-regulatory organization, including the SEC and the NYSE, which could have a material adverse effect on the ability of Counterparty to perform its obligations under this Side Letter or to carry on its business as conducted at the date of this Side Letter or which would prohibit expansion or require reduction of the business of Counterparty as conducted at the date of this Side Letter or which might adversely affect the rehypothecation of securities by Counterparty,

(ii) if at any time any litigation, arbitration or similar proceeding against or affecting Counterparty is commenced which could have a material adverse effect on the ability of Counterparty to perform its obligations under this Side Letter or to carry on its business as conducted at the date of this Side Letter or which might adversely affect the rehypothecation of securities by Counterparty,

(iii) if at any time Counterparty shall receive information that the SEC or any self-regulatory organization, including the NYSE, has notified the Securities Investor Protection Corporation (“SIPC”) pursuant to Section 5(a) (1) of the Securities Investor Protection Act of 1970 (“SIPC Act”) of facts which indicate that Counterparty is in or is approaching financial difficulty, or (iv) if at any time SIPC shall file an application for a protective decree with respect to Counterparty under Section 5(a) (3) of the SIPC Act.

Any such notice shall to the extent permissible by Applicable Law set forth in reasonable detail a description of the event which has occurred and of the action, if any, which Counterparty proposes to take with respect thereto.

j.

Notwithstanding anything set forth herein to the contrary, this Side Letter shall not be effective until Customer shall have received written confirmation from each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., that Customer entering into and performing its obligations under this Side Letter and the transactions contemplated hereby would not adversely affect the ratings currently assigned by such rating agency to the outstanding preferred stock of Customer.

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IN WITNESS WHEREOF, the parties have caused this Side Letter to be duly executed and delivered as of the date first written above.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

By:	/s/ Jeffrey Lowe
Name:	Jeffrey Lowe
Title:	Managing Director

/s/ JP Muir
JP Muir
Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED REHYPOTHECATION SIDE LETTER]

DNP SELECT INCOME FUND INC.

By:	/s/ Nathan I. Partain
Nathan I. Partain
President and Chief Executive Officer:

[SIGNATURE PAGE TO AMENDED AND RESTATED REHYPOTHECATION SIDE LETTER]

Schedule A

Fees

70% of the difference between the fair market rate (as determined by Counterparty) and Fed Funds Open. To the extent the fair market rate (as determined by Counterparty) is in excess of Fed Funds Open, a minimum fee of 5 bps annualized will be paid to Customer on the market value of the Hypothecated Securities.